Exhibit 10.1

Execution Copy

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (the “Agreement”) is entered into on this 27th day of December, 2006 by and between PREIT Associates, L.P., a Delaware limited partnership (“PALP”), and Crown American Properties, L.P. (“CAP”), a Delaware limited partnership.

BACKGROUND

PALP and CAP are parties to that certain Crown Partnership Contribution Agreement dated as of May 13, 2003 (the “Contribution Agreement”). Pursuant to Section 4 of the Contribution Agreement, CAP granted PALP an option to require (the “Call Right”) CAP to contribute, at any time after the end of the 36th month following the Crown Partnership Contribution Closing Date (as defined in the Contribution Agreement), all (but not less than all) of the Excluded Interest (as defined in the Contribution Agreement) in exchange for 341,297 Class B units of limited partnership interest in PALP, subject to certain adjustments as more fully set forth in the Contribution Agreement. PALP wishes to exercise the Call Right. PALP and CAP have entered into this Agreement in order to provide the terms and conditions upon which the Call Right will be exercised.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, conditions and promises hereinafter contained, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1. Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meanings assigned to them in the Contribution Agreement.

2. Purchase and Sale of Excluded Interest.

(a) On the terms and subject to the conditions herein set forth, PALP hereby purchases and acquires, and CAP hereby sells, assigns, transfers, and conveys to PALP, the Excluded Interest, free and clear of any and all liens, pledges, security interests, claims and other encumbrances of every kind and nature (collectively, “Encumbrances”) for consideration consisting of 341,297 Class B units of limited partnership interest in PALP (the “Units”). PALP hereby delivers to CAP two duly executed certificates evidencing 219,405 Units and 121,892 Units, respectively. CAP agrees that it is not entitled to, and shall not receive any, payment in respect of the PREIT Adjustment Amount, and PALP agrees that it shall not receive any payment in respect of the Crown Adjustment Amount.

(b) CAP and PALP agree that the transfer of the Excluded Interest by CAP to PALP pursuant to this Agreement will constitute a contribution under Section 721 of the Internal Revenue Code, and CAP and PALP will file all applicable tax returns in accordance therewith.

3. Representations, Warranties and Covenants of CAP. CAP hereby represents and warrants to PALP that:

(a) Organization; Authority; Enforceability. CAP is a limited partnership, validly existing and in good standing under the laws of the State of Delaware with all necessary power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The sole General Partner of CAP is Crown American Investment Company (“Crown”). This Agreement has been duly executed by Crown on behalf of CAP and constitutes a valid and binding instrument, enforceable against CAP in accordance with its terms.

(b) Title. CAP is the sole record and beneficial owner of the Excluded Interest and has good and marketable title thereto, free and clear of all Encumbrances (other than Encumbrances imposed by the partnership agreements of PR Financing Limited Partnership and PR Washington Crown Limited Partnership, respectively, and other than the pledge of such Excluded Interest in support of a Crown Investment Trust First Commonwealth Bank (“First Commonwealth”) borrowing, which pledge will be substituted by a pledge of the Units upon receipt thereof). First Commonwealth has previously delivered to PALP an agreement satisfactory to PALP confirming that, upon delivery of the Units to CAP, any lien upon the Excluded Interests in favor of First Commonwealth shall be immediately and irrevocably released by First Commonwealth. CAP has received a letter from First Commonwealth pursuant to which First Commonwealth has agreed to file UCC-3 termination statements in order to record the release of First Commonwealth’s lien against the Excluded Interest. CAP shall use its best efforts at its sole cost and expense to cause First Commonwealth to file promptly following delivery to CAP of certificates representing the Units such UCC-3 termination statements with the Secretary of State of the State of Delaware and in each other jurisdiction in which a financing statement may have been filed with respect to the Excluded Interest.

(c) No Conflict. The execution and delivery of this Agreement and the performance by CAP of its obligations hereunder will not violate or constitute a default under the terms and provisions of its certificate of limited partnership or partnership agreement or of any agreement, law or court order by which CAP is bound.

(d) Restrictions on Transfer. CAP acknowledges that the Amended and Restated Limited Partnership Agreement of PALP, as amended (the “Partnership Agreement”), restricts the assignment, sale or transfer of the Units, and that CAP may continue to bear the economic risk of the investment in the Units for an indefinite period of time.

(e) Investment Representations.

(i) CAP acknowledges that the Units issued to CAP pursuant to this Agreement are not registered under the Securities Act of 1933, as amended (the “Securities Act”), on the grounds that the issuance of the Units is exempt from registration pursuant to Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act, and that the reliance of PALP on such exemptions is predicated in part on CAP’s representations, warranties, covenants, and acknowledgements set forth in this section.

(ii) CAP is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act.

(iii) CAP is acquiring the Units for its own account, not as a nominee or agent, solely for investment purposes and without a view to resale or other distribution within the meaning of the Securities Act, and the rules and regulations thereunder, and that CAP will not distribute any of the Units in violation of the Securities Act.

(iv) CAP (A) acknowledges that the Units and any shares of beneficial interest in Pennsylvania Real Estate Investment Trust (“PREIT”) issued upon redemption of the Units (the “Shares”) must be held by CAP unless they are registered under the Securities Act or an exemption from registration is available, (B) is aware that any routine sales of the Shares made under Rule 144 under the Securities Act may be made only in limited amounts and in accordance with the terms and conditions of that Rule (including that the Shares must have been held by CAP for at least one year) and that in such cases where the Rule is not applicable, compliance with some other registration exemption will be required if no registration statement is in effect and available for use, and (C) is aware that Rule 144 is not available for use by CAP for resale of the Units.

(v) CAP is well versed in financial matters, has had dealings over the years in securities, including “restricted securities,” and is fully capable of understanding the type of investment represented by the Units and the risks involved in connection therewith.

(vi) CAP acknowledges and confirms that (A) PALP has made available to CAP the opportunity to ask questions of and receive answers from PALP’s officers and PREIT’s officers and trustees concerning the terms and conditions of the issuance of the Units and the business and financial condition of PALP and/or PREIT, (B) CAP has reviewed a copy of PREIT’s latest Proxy Statement, Annual Shareholders’ Report, Form 10-K as well as all Forms 8-K filed by PREIT since January 1, 2006, and the Partnership Agreement, and (C) CAP has received to its satisfaction, such additional information, in addition to that set forth herein, about the business and financial condition of PALP and PREIT and the terms and conditions of this Agreement as CAP has requested.

(vii) In order to ensure compliance with the provisions of subparagraph (iv) above, CAP will not sell or otherwise transfer or dispose of any of the Units or the Shares or any interest therein (unless, in the case of Shares, the Shares are registered under the Securities Act) without the prior satisfaction of one of the following conditions:

(A) PALP shall have received a written opinion of counsel to CAP in form and substance satisfactory to PALP, in the exercise of its reasonable judgment, or a copy of a “no-action” or interpretive letter of the SEC, specifying the nature and circumstances of the proposed transfer and indicating that the proposed transfer will not be in violation of any of the registration provisions of the Securities Act and the rules and regulations promulgated thereunder; or

(B) PALP shall have received an opinion from its own counsel to the effect that the proposed transfer will not be in violation of any of the registration provisions of the Securities Act and the rules and regulations promulgated thereunder.

4. Representations and Warranties of PALP. PALP hereby represents and warrants to CAP that:

(a) Organization; Authority; Enforceability. PALP is a limited partnership, validly existing and in good standing under the laws of the State of Delaware with all necessary power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. PREIT is the General Partner of PALP. This Agreement and the issuance and delivery of the Units have been duly authorized by all requisite partnership action and when issued and delivered in accordance with this Agreement, the Units will be validly issued and outstanding in accordance with the terms of the Partnership Agreement. This Agreement has been duly executed by PALP and constitutes a valid and binding instrument, enforceable against PALP in accordance with its terms.

(b) No Conflict. The execution and delivery of this Agreement and the performance by PALP of its obligations hereunder will not violate or constitute a default under the terms and provisions of its trust agreement or of any material agreement, law or court order by which PALP is bound.

5. Effective Time. By entering into this Agreement, each of CAP and PALP agree and acknowledge that this Agreement satisfies the notice requirements set forth in Section 4.4 of the Contribution Agreement. The sale of the Excluded Interests and the issuance of the Units shall be effective as of December 31, 2006 at 11:59 p.m.

6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

7. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same Agreement. If any party hereto elects to execute and deliver a counterpart signature page by means of facsimile transmission, it shall deliver an original of such counterpart to the other party hereto within ten business days of the date hereof, but in no event will the failure to do so affect in any way the validity of the facsimile signature or its delivery.

8. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under applicable law, then such illegality, invalidity or unenforceability shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be illegal, invalid or unenforceable, and the rights and obligations of the parties shall be construed and enforced accordingly.

9. Supersedes. This Agreement shall supersede any and all provisions of the Contribution Agreement inconsistent herewith.

10. Headings. The headings used herein are for convenience of reference only, are not a part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, any provision of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PREIT ASSOCIATES, L.P.

By:	Pennsylvania Real Estate Investment Trust, its General Partner

By:	/s/ Bruce Goldman
Name:	Bruce Goldman
Title:	Executive Vice President and General Counsel

CROWN AMERICAN PROPERTIES, L.P.

By:	Crown American Investment Company, its General Partner

By:	/s/ Daniel M. Honkus
Name:	Daniel M. Honkus
Title:	Vice President and Chief Financial Officer

[Signature Page to Purchase and Sale Agreement]